Exhibit 99.1
FOR IMMEDIATE RELEASE
Thursday, October 7, 2010
7:00 A.M. CDT
Newspaper Publisher A. H. Belo Corporation Reaches Agreement With
Former Parent Company Belo Corp. to Split Pension Plan
     DALLAS — A. H. Belo Corporation (NYSE: AHC) announced today that the Company and Belo Corp. have agreed to split The G. B. Dealey Retirement Pension Plan (“GBD Pension Plan”) into separately-sponsored plans effective on or about January 1, 2011. The split of the GBD Pension Plan follows the spin-off in February 2008 of Belo Corp.’s newspaper businesses and related assets into a separate publicly-traded company, A. H. Belo Corporation. The GBD Pension Plan is a defined benefit plan created in 1943, and its 9,300 participants include current and former employees of the Company and Belo Corp., and their respective subsidiaries. Benefits under the GBD Pension Plan were frozen in 2007. At the time of the 2008 spin-off, Belo Corp. remained the sole sponsor and administrator of the GBD Pension Plan for all participants, and the Company agreed to share investment oversight responsibilities with Belo Corp. and to reimburse Belo Corp. for 60 percent of each cash contribution that Belo Corp. made to the GBD Pension Plan.
     Under the agreement between A. H. Belo and Belo Corp., on or about January 1, 2011 benefit liabilities and assets allocable to the approximately 5,100 current and former employees of the Company and its newspaper businesses under the GBD Pension Plan will be transferred in accordance with government regulations to two new defined benefit pension plans created, sponsored and managed by or on behalf of the Company (the “AHC Pension Plans”), and the new AHC Pension Plans will become solely responsible for paying those benefits. The benefit liabilities and assets allocable to the current and former employees of Belo Corp. and its television businesses will continue to be held by the existing GBD Pension Plan sponsored and managed by or on behalf of Belo Corp. For plan years starting on and after January 1, 2011, Belo Corp. and A. H. Belo shall each be solely responsible for contributions made to their respective plans. The split of the GBD Pension Plan will not change the amount of the benefits any participant has accrued or is currently receiving.
     Robert W. Decherd, chairman, president and Chief Executive Officer of A. H. Belo, said,
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Newspaper Publisher A. H. Belo Corporation Reaches Agreement With
Former Parent Company Belo Corp. to Split Pension Plan
October 7, 2010
Page Two
“The decision to split The G. B. Dealey Retirement Pension Plan is one of the final steps in completely separating the affairs of the two companies. The GBD Pension Plan split will provide A. H. Belo with greater certainty and flexibility in relation to the timing and size of potential cash contributions. And, we gain much greater control over the general business activities of the Company.”
     The GBD Pension Plan was closed to new participants on June 30, 2000 except for certain union employees at The Providence Journal, for whom the Plan was closed to new participants on July 30, 2004. On March 31, 2007, the GBD Pension Plan was frozen and employee participants as a whole ceased earning additional benefits under the Plan. At the time of the freeze, employee participants received an additional five years of service credit under the GBD Pension Plan and supplemental annual transition payments for five years were established under a separate plan subject to certain conditions.
     The Company anticipates reporting a material non-cash charge related to its decision to split the GBD Pension Plan when it reports fourth quarter financial results. The Company will provide additional details on the GBD Pension Plan split during its third quarter financial results conference call. Under the new A. H. Belo single employer plans, effective on or about January 1, 2011 future pension expense and cash contributions will be determined by interest rates, discount rates, return on assets, regulatory requirements, and actuarial gains and losses.
     In its Form 10-K for the year ending December 31, 2009, the Company estimated its portion of the GBD Pension Plan was underfunded by $118 million, and the Company’s cash reimbursement obligations to Belo Corp. for 2010 and 2011 were $8.6 million and $22.9 million, respectively. The Company has largely met its cash pension reimbursement obligation for calendar year 2010. The Company anticipates only $300,000 of cash pension reimbursement expense in the third quarter and none in the fourth quarter.
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four
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Newspaper Publisher A. H. Belo Corporation Reaches Agreement With
Former Parent Company Belo Corp. to Split Pension Plan
October 7, 2010
Page Three
daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other public disclosures and filings with the Securities and Exchange Commission.